 News Release

April 4th, 2002

Bastrop Bancshares, Inc., the parent company of First National Bank of Bastrop and CBCT Bancshares, Inc. (OTC: BB: CBCB), the parent company of Community Bank of Central Texas, s.s.b. jointly announced today that they have signed a definitive agreement that provides for the acquisition of CBCT Bancshares by Bastrop Bancshares.

Under the terms of the agreement, CBCT Bancshares stockholders will receive $25.01 per share in cash for each share of CBCT Bancshares stock they own, for a total purchase price of approximately $7.9 million. The transaction, which is subject to approval by CBCT shareholders, the receipt of appropriate regulatory approval and other customary conditions of closing, is expected to be consummated in the third quarter of 2002.

Reid Sharp, president of Bastrop Bancshares, said, "We are excited about expanding our presence in Bastrop County through this affiliation with Community Bank. We intend to offer a broader selection of commercial and consumer banking products to Community's customers while we make it easier for our existing customers to bank with us countywide. We are impressed with Community Bank' s management, directors and employees and look forward to a successful relationship. "

Brad Hurta, chief executive officer of CBCT Bancshares, said, "We are very much looking forward to joining the First National Bank team. They have been serving Bastrop County for over 112 years and have a great reputation as a friendly, hometown bank. Our relationship with First National Bank will enable us to provide numerous additional products and services to our customers that a smaller bank can't economically justify, such as internet banking. This also will provide our customers additional locations in Bastrop and Elgin to conduct their banking business. We look forward to being the bank for Bastrop County."

CBCT Bancshares will file proxy materials with the Securities and Exchange Commission ("SEC"), which set forth the complete details of the merger. WE URGE INVESTORS TO CAREFULLY READ THESE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC's web site at www.sec.gov. The materials may also be obtained for free by directing a written request to CBCT Bancshares, Inc., 312 Main Street, Smithville, Texas 78957, Attention: Secretary. INVESTORS SHOULD READ THE PROXY MATERIALS BEFORE MAKING A DECISION REGARDING THE MERGER.

CBCT Bancshares and its directors and executive officers may be deemed to be "participants" in CBCT Bancshares' solicitation of proxies in connection with the proposed merger. Information regarding the participants, including their holdings of CBCT Bancshares stock, is contained in CBCT Bancshares' Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially an, therefore, readers should not place undue reliance on any forward-looking statements. CBCT Bancshares and Bastrop Bancshares do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Bastrop Bancshares, Inc. is the holding company for the First National Bank of Bastrop, Texas. First National Bank, established in 1889, is the oldest and largest financial institution in Bastrop County. First National operates three offices, two in Bastrop and one in Elgin. At year-end 2001, Bastrop Bancshares reported total assets of $208 million, loans of $119 million, and deposits of $176 million.

CBCT Bancshares, Inc. is the holding company for Community Bank of Central Texas, ssb, headquartered in Smithville, Texas. At December 31, 2001, CBCT Bancshares reported total assets of $37.4 million, loans of $20.3 million, and deposits of $27.6 million.

Bastrop Bancshares, Inc.
Mr. Reid Sharp, President
(512)321-2561

CBCT Bancshares, Inc.
Mr. Brad Hurta, President and CEO
(512)237-2482